Exhibit 99.1

INVESTOR CONTACT: Lois Lee
loislee@invacare.com
440-329-6435

INVACARE CORPORATION ANNOUNCES STRATEGIC REALIGNMENT OF EMEA & APAC BUSINESSES

ELYRIA, OH, December 1, 2021 – Invacare Corporation (NYSE: IVC) (“Invacare” or the “company”) today announced that it will be realigning its Europe and Asia Pacific businesses under a single leader to streamline operations and enhance the customer experience.

To lead this strategic business realignment, Geoff Purtill has been appointed Senior Vice President and General Manager, EMEA and Asia Pacific. Geoff brings a strong customer, supplier and employee perspective to the role having served the needs of more than a dozen countries with a wide range of cultural, product, market, and regulatory differences. His experience across a long and complex supply chain is critical at this juncture and will help the company to be even more successful in the post-pandemic environment.

“As we finish the second year in this challenging and dynamic pandemic environment, we continue to look for ways to satisfy our customers more efficiently and effectively to drive sustainable growth. As we extend our leadership in the markets we serve, we must also make bold changes to reduce complexity and simplify and integrate how we operate in order to ensure we can quickly evolve with the marketplace,” commented Matt Monaghan, chairman, president and chief executive officer of Invacare.

“Over the past few years, we have made tremendous strides in transforming Invacare by reinvigorating our product lines, optimizing our physical footprint, and driving operational efficiencies. I am excited as we step into our future with confidence and seize the many opportunities that lay ahead,” said Monaghan.

As part of the realignment, Ralf Ledda, Senior Vice President and General Manager, EMEA, will leave the company to pursue new opportunities.

“I’d like to thank Ralf for his many years of service and contributions to the success of Invacare. We wish him success in his future endeavors,” concluded Monaghan.

About Invacare Corporation

Invacare Corporation (NYSE: IVC) (“Invacare” or the “company”) is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest, and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired

(e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe, and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.